CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
GraniteShares ETF Trust,

We consent to the references to our firm under the captions “Fund Service Providers” within the prospectus and “Independent Registered Public Accounting Firm” within the statement of additional information included in the Registration Statement (Form N-1A) of GraniteShares ETF Trust.

/s/ KPMG LLP

New York, NY
January 23, 2019